Exhibit 99.2

Nationstar Mortgage LLC and Nationstar Capital Corporation

Propose an Offering of $275 Million of Senior Notes

Lewisville, TX (April 16, 2012) – Nationstar Mortgage LLC and Nationstar Capital Corporation (together, the “Company”), a leading residential mortgage loan servicer, today announced that it intends to sell, subject to market and other conditions, $275,000,000 aggregate principal amount of senior notes (the “Notes”) in a private placement. The Notes will be unsecured and will be guaranteed on a senior basis by certain of the Company’s wholly-owned subsidiaries.

The Company will use the net proceeds from this offering for general corporate purposes, which may include future acquisitions and transfers of servicing portfolios and/or related businesses from third parties.

The Notes and related guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Accordingly, the Notes are being offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in offshore transactions in accordance with Regulation S under the Securities Act. Therefore, the Notes will be subject to restrictions on transferability and resale, and may not be transferred or resold absent an effective registration statement or an applicable exemption from such registration requirements of the Securities Act.

This press release does not constitute an offer to sell or solicitation of an offer to purchase with respect to the Notes or other securities, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Nationstar Mortgage LLC

Based in Lewisville, Texas, the Company currently services over 645,000 residential mortgages totaling nearly $107 billion in unpaid principal balance. In addition, Nationstar operates an integrated loan origination platform, enabling the Company to both mitigate its servicing portfolio run-off and improve credit performance for loan investors. The Company currently employs approximately 2,600 people, entirely based in the United States.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements convey the Company’s current expectations or forecasts of future events. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other required reports, as filed with the SEC, which are available at the SEC’s website at http://www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.

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